Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Fourth-Quarter and Full-Year 2015 Results and Announces 5 Percent Dividend Increase

Fourth-Quarter Highlights:

•	Sales and earnings pressured by mild weather and weak agriculture market

•	EBITDA* margin expansion achieved in both businesses

•
Completed a key step in the Plant Nutrition growth strategy by acquiring 35 percent stake in Produquímica Industria e Comercio S.A. (Produquímica), a leading Brazilian specialty plant nutrition company

Full-Year Highlights:

•	Despite very mild winter weather, salt segment earnings still second best on record

•	Net income of $159.2 million slightly below 2014 results, when excluding special items

•	Adjusted EBITDA* of $299.7 million, 2 percent below prior year despite significant declines in salt and plant nutrition sales volumes

•	Cash flow from operations of $137.9 million

OVERLAND PARK, Kan. (Feb. 8, 2016) – Compass Minerals (NYSE: CMP), a leading producer of essential minerals, reported lower full-year and quarterly earnings when compared to 2014 as a result of mild winter weather and a weak agricultural market. Despite the near-term headwinds, the company announced that its board of directors has approved a 5 percent increase in the quarterly dividend for 2016, the 13th consecutive year of increased dividends and an indication of the strong underlying fundamentals of both businesses.

“A combination of limited snow events and warm weather significantly reduced fourth quarter demand for our deicing products. We also experienced further deterioration in sales volumes of

*Earnings before interest, taxes, depreciation and amortization, adjusted for special items. This is a non-GAAP financial measure. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

Compass Minerals Reports Earnings

our specialty sulfate of potash,” said Fran Malecha, Compass Minerals’ president and CEO. “Even with the weakness in the fourth quarter, our full-year adjusted earnings were only slightly below last year’s, which speaks to the execution of our strategies to improve both businesses. As we enter 2016, we believe market conditions will likely be challenging, and we are taking the necessary steps to align production with current demand and create a leaner organization for long-term success.”

Net income in the fourth quarter totaled $58.4 million, or $1.72 per diluted share, compared to $80.5 million, or $2.38 per diluted share, in 2014.

For the full year, net income was $159.2 million, or $4.69 per diluted share, compared to $217.9 million in 2014. The prior year result includes an after-tax benefit of $60.6 million received in the third quarter from an insurance settlement related to the 2011 tornado that struck the company’s facilities in Goderich, Ontario, as well as costs associated with early debt redemption in the second quarter of 2014. Excluding special items, 2014 net income was $162.4 million, or
$4.79 per diluted share.

Fourth-quarter total sales were $289.3 million, which was a 33 percent decline from prior-year results. For the full year, total revenue was 14 percent lower compared to 2014 results, as lower sales volumes in both segments were offset partially by higher average selling prices.

Lower volumes in both businesses along with lower average selling prices for salt drove a
$35.7 million year-over-year reduction in fourth-quarter operating earnings. For the full year, operating earnings decreased $6.3 million from adjusted 2014 operating earnings.

Compass Minerals Reports Earnings

Financial Results (in millions except per-share data)
	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Sales	$289.3	$433.4	$1,098.7	$1,282.5
Operating earnings	71.9	107.6	221.4	311.0
Adjusted operating earnings(1)	71.9	107.6	221.4	227.7
Adjusted operating margin(1)	25%	25%	20%	18%
Net earnings	58.4	80.5	159.2	217.9
Net earnings, excluding special items(2)	58.4	80.5	159.2	162.4
Diluted earnings per share	1.72	2.38	4.69	6.44
Diluted earnings per share, excluding special items(2)	1.72	2.38	4.69	4.79
Adjusted EBITDA(1)	$92.4	$128.4	$299.7	$305.7

(1)
These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables at the end of this release. The 12 months ended December 31, 2014, include a pre-tax gain of $83.3 million ($60.6 million after applicable taxes) from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011.

(2)
Special items for the 12 months ended December 31, 2014, include after-tax costs of $5.1 million to refinance debt and the after-tax gain from the Goderich insurance settlement. Reconciliations to GAAP measures are provided in the tables at the end of this release.

SALT SEGMENT
Limited snow activity and mild temperatures in North America and the U.K. combined to reduce the company’s fourth-quarter salt segment revenue by 34 percent from prior-year results. Highway deicing sales volumes declined 32 percent from 2014, and consumer and industrial sales volumes dropped 17 percent. Average selling prices for highway deicing products were 14 percent lower than the 2014 quarter due to lower highway deicing contract pricing for the winter season and a product sales mix shift toward lower-priced sales to chemical customers. Consumer and industrial average selling prices dropped 2 percent, principally due to a lower mix of packaged deicing sales.

For the full-year, salt segment revenue declined 15 percent, primarily due to the impact of mild weather on sales of bulk and packaged deicing products. Highway deicing and consumer and industrial sales volumes decreased 17 percent and 15 percent, respectively,

Compass Minerals Reports Earnings

from 2014 results. Full-year average selling prices for highway deicing products increased 2 percent, while consumer and industrials average selling prices declined
1 percent.

Despite significant weather-driven reductions in sales, full-year salt segment adjusted EBITDA was the second highest on record and 2 percent higher than last year’s results. The segment’s adjusted EBITDA margin for the year improved to 31 percent compared to 25 percent in 2014. This increase was driven by the company's strategies to optimize the business which has resulted in improvements in shipping and handling costs, improved pricing, and lower production costs.

For the quarter, lower deicing salt demand reduced salt segment EBITDA to
$83.1 million compared to the prior-year result of $115.7 million. EBITDA margin, however, improved to 35 percent from 33 percent in 2014.

Salt Segment Performance (in millions except for sales volumes and prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Sales	$236.1	$355.3	$849.0	$1,002.6
Operating earnings	72.1	104.4	215.2	291.4
Adjusted operating earnings(1)	72.1	104.4	215.2	209.1
Adjusted operating margin(1)	31%	29%	25%	21%
Adjusted segment EBITDA (1)	$83.1	$115.7	$259.1	$253.9
Adjusted segment EBITDA margin(1)	35%	33%	31%	25%
Sales volumes (in thousands of tons):
Highway deicing	2,378	3,502	8,854	10,694
Consumer and industrial	642	773	2,215	2,596
Total salt	3,020	4,275	11,069	13,290
Average sales price (per ton):
Highway deicing	$56.71	$65.86	$58.62	$57.37
Consumer and industrial	157.79	161.31	148.98	149.89
Total salt	78.19	83.13	76.70	75.44
(1) These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables at the end of this release. The 12 months ended December 31, 2014, excludes an $82.3 million gain from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011.

Compass Minerals Reports Earnings

Winter Weather Effect
Mild weather in the company’s core North American service area resulted in only 17 recordable snow events in the fourth quarter in the 11 representative cities which the company tracks. This compares to 35 events reported in the prior year and a 10-year average of 47.3 events. In addition, warmer-than-average temperatures compounded the impact on deicing demand.

The company estimates the negative variance to average winter weather in North America and the U.K. reduced sales by $75 to $85 million and operating earnings by $35 to $40 million during the fourth quarter of 2015.

Estimated Effect of Weather on Salt Segment Performance (in millions)
	Three months ended December 31,		Calendar year,*
Favorable (unfavorable) to average weather:	2015	2014	2015	2014
Sales	($75) to ($85)	$35 to $40	($110) to ($120)	$75 to $90
Operating earnings	($35) to ($40)	$10 to $15	($50) to ($55)	$20 to $25
* The three months ended March 31, plus the three months ended December 31.

PLANT NUTRITION SEGMENT
Plant nutrition segment revenue in the fourth quarter totaled $50.5 million, a 33 percent decrease from 2014 results. Weakness in the agriculture sector pushed sales volumes down 41 percent, while stable sulfate of potash prices and a strong mix of Wolf Trax® micronutrient sales resulted in a 12 percent year-over-year increase in average selling price.

Segment revenue for the full year declined $31.8 million, year-over-year, to

Compass Minerals Reports Earnings

$238.4 million. This reduction was driven by a 21 percent decline in annual sales volume, offset partially by a 12 percent increase in average selling price.

Plant nutrition segment EBITDA for the quarter totaled $19.6 million, which was
$9.3 million below 2014 results. EBITDA margin improved one percentage point year-over-year to 39 percent, primarily due to higher average selling price in the current quarter.

For the full year, the plant nutrition segment earned $87.7 million in EBITDA, a
14 percent reduction from prior year. The segment’s full-year EBITDA margin contracted slightly to 37 percent in 2015, a one percentage point decline from 2014.

Plant Nutrition Segment Performance (in millions except for sales volumes and prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Sales	$50.5	$75.8	$238.4	$270.2
Operating earnings	11.5	21.6	57.9	74.8
Operating margin	23%	28%	24%	28%
Segment EBITDA	$19.6	$28.9	$87.7	$102.1
Segment EBITDA margin	39%	38%	37%	38%
Sales volume (in thousands of tons)	62	105	311	396
Average sales price (per ton)	$805	$719	$765	$682

Strategic Investment in Brazil
In the fourth quarter, Compass Minerals completed the acquisition of a 35 percent stake in Produquímica, one of Brazil’s leading manufacturers and distributors of specialty plant nutrients. The all-cash transaction was valued at R$452.4 million (approximately
US$114.1 million), subject to customary post-closing adjustments. Terms of the investment provide an opportunity for the company to acquire the remaining 65 percent of the company by early 2019 at the latest.

Compass Minerals Reports Earnings

With this investment, Compass Minerals gains access to one of the world’s most important agriculture markets and a partner who has a 50-year history of innovation and growth in the Brazilian specialty plant nutrition market. The company expects the investment to positively benefit net income beginning in the third quarter of 2016.

OTHER FINANCIAL HIGHLIGHTS
Selling, general and administrative expense (SG&A) decreased 23 percent in the current quarter to $26.4 million from $34.2 million in the prior year as a result of lower variable compensation and sales and marketing expenses, as well as general discretionary cost reductions. For the full-year, SG&A expense declined $1.7 million.

The company's income tax rate dropped to 19 percent in the fourth quarter compared to 22 percent in the prior year. This decline resulted from beneficial jurisdictional changes in net income. For the full-year, the 2015 tax rate was 26 percent.

DIVIDEND INCREASE
Compass Minerals board of directors has approved a 5 percent increase in the company’s quarterly dividend to $0.695 per share, effective with its dividend payable March 15, 2016, to shareholders of record as of the close of business on Feb. 29, 2016. This represents the 13th consecutive annual increase in the company’s dividend.

OUTLOOK
Even with a slow start to the 2015-2016 winter, the company expects salt segment sales volumes to surpass 2015 results, assuming average winter weather for the remainder of 2016.

Compass Minerals Reports Earnings

The 2016 outlook for plant nutrition continues to be negatively impacted by weakness in the overall agriculture market as well as an increase in imported sulfate of potash products driven largely by the current strength of the U.S. dollar. The company will take the necessary commercial actions to maintain and grow its position as the premier supplier of specialty potash products in North America.

In response to challenging conditions in both business units, Compass Minerals has announced steps to align its inventories with market demand and is undergoing a thorough review of its cost structure. This effort is expected to result in a restructuring charge in the first quarter of approximately $4 million, or $0.07 per diluted share, related to a workforce reduction of 150 positions. A significant portion of this total results from the company's investment in continuous mining at its Goderich, ON location. The company expects these actions will result in ongoing, annualized savings of approximately $15 million (approximately $6 million excluding the personnel cost savings from continuous mining at the Goderich mine).

"We remain committed to our goal of surpassing $500 million in EBITDA in 2018. Our strategy for growth is based on the strong long-term fundamentals of both the salt and plant nutrition markets. The actions we are taking now will only strengthen our earnings potential from a return to average winter weather and an upturn in the agricultural cycle," said Malecha.

Compass Minerals Reports Earnings

2016 OUTLOOK FULL YEAR EPS - $3.80 to $4.20
Salt Segment	1H16	FY16
Volumes	5.9 to 6.3 million tons	11.5 million to 12.3 million tons
Average Selling Price (per ton)	$68 to $72
Operating Earnings Margin	26% to 28%
Plant Nutrition Segment
Volumes	160,000 to 180,000 tons	320,000 to 360,000 tons
Average Selling Price (per ton)	$645 to $675
Operating Earnings Margin	9.5% to 11.5%
Corporate
Corporate and Other Expense		~$56 million
Interest Expense		~$25 million
Capital Expenditures		$175 million to $190 million
Effective Tax Rate		~28%

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Tuesday, Feb. 9, at 9:00 a.m. ET. To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial 877-614-0009. Callers must provide the conference ID number 8375545 Outside of the U.S. and Canada, callers may dial 913-643-4075. Replays of the call will be available on the company’s website for two weeks. The replay can also be accessed by phone for seven days at 888-203-1112, conference ID 8375545. Outside of the U.S. and Canada, callers may dial 719-457-0820.

An updated summary of the company’s performance is included in a presentation available on the company’s website at www.compassminerals.com.

Compass Minerals Reports Earnings

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	External Communications Manager
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

Compass Minerals Reports Earnings

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income. The company also uses EBITDA and Adjusted EBITDA to assess its overall and operating segment operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects. EBITDA and Adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The

Compass Minerals Reports Earnings

calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the following table.

Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company and is consistent with how management reviews the underlying business trends. The 2014 special items include charges associated with early redemption of the company’s senior notes due in 2019 in the second quarter and a gain in the third quarter from an insurance settlement resulting from the tornado that struck the company’s salt mine and evaporated salt plant in Goderich, Ontario, in August 2011. Management’s calculations of these measures are set forth in the following tables.

Certain statements in this press release, including without limitation the company’s or management’s beliefs, expectations or opinions, are forward -looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,”  “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project," “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. These risks, uncertainties and factors include, but are not limited to: (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by us to fund necessary capital expenditures, (iv) foreign exchange rates, (v) the cost and availability of transportation for the distribution of our products, (vi) the occurrence of any event, change or other circumstance that would result in the termination or delay of the company’s acquisition of the remaining Produquímica ownership stake by early 2019, (vii) the inability to complete the proposed full ownership acquisition due to the failure of the company or Produquímica to satisfy any of the conditions to the closing of the acquisition, including the failure to obtain necessary financing, (viii) the risk that the proposed full ownership acquisition could disrupt the plans and operations of the company, Produquímica or both, and (ix) the risk that the company may not realize the expected financial and other benefits from the proposed acquisition. For further information on these and other risks and uncertainties that may affect our business, see the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2014 and when filed, our Annual Report on Form 10-K for the year ended December 31, 2015. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Compass Minerals Reports Earnings

Reconciliation for Adjusted Operating Earnings (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Operating Earnings	$71.9	$107.6	$221.4	$311.0
Gain from insurance settlement (1)	—	—	—	(83.3)
Adjusted operating earnings	$71.9	$107.6	$221.4	$227.7

(1)    In the third quarter of 2014, the company recorded an $83.3 million gain ($60.6 million after applicable income taxes) from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Net earnings	$58.4	$80.5	$159.2	$217.9
Gain from insurance settlements, net of taxes(1)	—	—	—	(60.6)
Costs to refinance debt, net of taxes(2)	—	—	—	5.1
Net earnings, excluding special items	$58.4	$80.5	$159.2	$162.4

(1)    In the third quarter of 2014, the company recorded an $83.3 million gain ($60.6 million after applicable income taxes) from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011.
(2)    In June 2014, the company redeemed early $100 million in senior notes for pre-tax costs of $6.9 million ($5.1 million after applicable income taxes).

Compass Minerals Reports Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Net earnings	$58.4	$80.5	$159.2	$217.9
Interest expense	5.4	5.7	21.5	20.1
Income tax expense	13.7	23.2	55.3	73.9
Depreciation, depletion and amortization	20.5	20.8	78.3	78.0
EBITDA	$98.0	$130.2	$314.3	$389.9
Gain from insurance settlement(1)	—	—	—	(83.3)
Other (income) expense(2)	(5.6)	(1.8)	(14.6)	(0.9)
Adjusted EBITDA	$92.4	$128.4	$299.7	$305.7

(1)    In the third quarter of 2014, the company recorded an $83.3 million gain ($60.6 million after applicable income taxes) from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011.

(2) Primarily includes interest income and foreign exchange gains and losses. The 2014 period includes pre-tax costs of $6.9 million resulting from early redemption of $100 million in senior notes.

Reconciliation for Salt Segment Adjusted Operating Earnings and EBITDA (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Segment operating earnings	$72.1	$104.4	$215.2	$291.4
Gain from insurance settlement (1)	—	—	—	(82.3)
Adjusted segment operating earnings	$72.1	$104.4	$215.2	$209.1
Depreciation, depletion and amortization	11.0	11.3	43.9	44.8
Adjusted segment EBITDA	$83.1	$115.7	$259.1	$253.9

(1) In the third quarter of 2014, the company reported a gain from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario.

Reconciliation for Plant Nutrition Segment EBITDA (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Segment operating earnings	$11.5	$21.6	$57.9	$74.8
Depreciation, depletion and amortization	8.1	7.3	29.8	27.3
Segment EBITDA	$19.6	$28.9	$87.7	$102.1

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
( in millions, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Sales	$289.3	$433.4	$1,098.7	$1,282.5
Shipping and handling cost	65.6	104.7	261.5	337.7
Product cost	125.4	186.9	507.1	523.4
Gross profit	98.3	141.8	330.1	421.4

Selling, general and administrative expenses	26.4	34.2	108.7	110.4
Operating earnings	71.9	107.6	221.4	311.0

Other (income) expense:
Interest expense	5.4	5.7	21.5	20.1
Other, net	(5.6)	(1.8)	(14.6)	(0.9)
Earnings before income taxes	72.1	103.7	214.5	291.8
Income tax expense	13.7	23.2	55.3	73.9
Net earnings	$58.4	$80.5	$159.2	$217.9

Basic net earnings, per common share	$1.72	$2.38	$4.70	$6.45
Diluted net earnings, per common share	$1.72	$2.38	$4.69	$6.44
Cash dividends per share	$0.66	$0.60	$2.64	$2.40

Weighted-average common shares outstanding (in thousands)(1):
Basic	33,701	33,600	33,677	33,557
Diluted	33,714	33,617	33,692	33,581

(1)
The company calculates earnings per share using the two-class method to account for its stock awards that receive non-forfeitable dividends. As a result, the above basic and diluted weighted shares outstanding do not include 188,000 and 198,000 participating securities in the three-month and 12-month periods ending December 31, 2015, respectively, and 221,000 and 227,000 participating securities in the three-month and 12-month periods ending December 31, 2014, respectively.

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	December 31,	December 31,
	2015	2014

ASSETS
Cash and cash equivalents	$58.4	$266.8
Receivables, net	147.8	213.0
Inventories	275.3	199.0
Other current assets	30.8	23.9
Property, plant and equipment, net	800.7	700.9
Intangible and other noncurrent assets	315.9	233.6
Total assets	$1,628.9	$1,637.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$4.9	$3.9
Other current liabilities	165.9	233.8
Long-term debt, net of current portion	722.1	622.5
Deferred income taxes and other noncurrent liabilities	96.3	123.4
Total stockholders' equity	639.7	653.6
Total liabilities and stockholders' equity	$1,628.9	$1,637.2

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Twelve Months Ended
	December 31,
	2015	2014
Net cash provided by operating activities	$137.9	$242.9

Cash flows from investing activities:
Capital expenditures	(217.6)	(125.2)
Investment in equity method investee	(116.4)	—
Acquisition of a business	—	(86.5)
Insurance receipts for investment purposes, Goderich tornado	—	19.4
Other, net	(1.4)	3.1

Net cash used in investing activities	(335.4)	(189.2)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	100.0	250.0
Proceeds from revolving credit facility borrowings	65.0	—
Principal payments on long-term debt	(3.9)	(102.4)
Principal payments on revolving credit facility borrowings	(60.5)	—
Premium and other payments to refinance debt	—	(5.5)
Deferred financing costs	—	(4.1)
Dividends paid	(89.4)	(80.7)
Proceeds received from stock option exercises	2.5	7.5
Excess tax benefits (deficiencies) from equity compensation awards	0.5	(0.2)

Net cash provided by financing activities	14.2	64.6
Effect of exchange rate changes on cash and cash equivalents	(25.1)	(11.1)
Net change in cash and cash equivalents	(208.4)	107.2
Cash and cash equivalents, beginning of the year	266.8	159.6

Cash and cash equivalents, end of period	$58.4	$266.8

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Three Months Ended December 31, 2015	Salt(1)	Plant Nutrition	Corporate and Other(1,2)	Total
Sales to external customers	$236.1	$50.5	$2.7	$289.3
Intersegment sales	—	2.6	(2.6)	—
Shipping and handling cost	61.0	4.6	—	65.6
Operating earnings (loss)	72.1	11.5	(11.7)	71.9
Depreciation, depletion and amortization	11.0	8.1	1.4	20.5
Total assets (as of end of period)	896.5	679.7	52.7	1,628.9

Three Months Ended December 31, 2014	Salt(1)	Plant Nutrition	Corporate and Other(1,2)	Total
Sales to external customers	$355.3	$75.8	$2.3	$433.4
Intersegment sales	0.2	2.4	(2.6)	—
Shipping and handling cost	97.6	7.1	—	104.7
Operating earnings (loss)	104.4	21.6	(18.4)	107.6
Depreciation, depletion and amortization	11.3	7.3	2.2	20.8
Total assets (as of end of period)	1,045.2	536.2	55.8	1,637.2

Twelve Months Ended December 31, 2015	Salt(1)	Plant Nutrition	Corporate and Other(1,2)	Total
Sales to external customers	$849.0	$238.4	$11.3	$1,098.7
Intersegment sales	0.1	7.7	(7.8)	—
Shipping and handling cost	239.1	22.4	—	261.5
Operating earnings (loss)	215.2	57.9	(51.7)	221.4
Depreciation, depletion and amortization	43.9	29.8	4.6	78.3

Twelve Months Ended December 31, 2014	Salt(1)	Plant Nutrition	Corporate and Other(1,2)	Total
Sales to external customers	$1,002.6	$270.2	$9.7	$1,282.5
Intersegment sales	0.9	7.1	(8.0)	—
Shipping and handling cost	309.3	28.4	—	337.7
Operating earnings (loss)	291.4	74.8	(55.2)	311.0
Depreciation, depletion and amortization	44.8	27.3	5.9	78.0

(1)
The salt segment and corporate and other include a gain of $82.3 million and $1.0 million, respectively, in the three and 12 months ended December 30, 2014, resulting from an insurance settlement related to a tornado at its salt facilities in Goderich, Ontario, in August 2011.

(2)
“Corporate and Other” includes corporate entities, the records management business, other incidental business operations and eliminations. Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.